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                                                                    Exhibit 99.6
                                                                          , 2004

                            EXCHANGE AGENT AGREEMENT

The Bank of New York
101 Barclay Street, Floor 21 West
New York, New York 10286
Attention: Corporate Trust Administration

Ladies and Gentlemen:

     The Majestic Star Casino, LLC, an Indiana limited liability company, and The Majestic Star Casino Capital Corp., an Indiana corporation (collectively, the "Issuers") propose to make an offer (the "Exchange Offer") to exchange all of their outstanding unregistered 9 1/2% Senior Secured Notes Due 2010 (the "Old Securities") for 9 1/2% Senior Secured Notes Due 2010, which have been registered under the Securities Act of 1933, as amended (the "New Securities"). The terms and conditions of the Exchange Offer as currently contemplated are set
forth in a prospectus, dated           , 2004 (the "Prospectus"), proposed to be
distributed to all record holders of the Old Securities. The Old Securities and the New Securities are collectively referred to herein as the "Securities".

     The Issuers hereby appoint The Bank of New York to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to The Bank of New York.

     The Exchange Offer is expected to be commenced by the Issuers on or about
          , 2004. The Letter of Transmittal accompanying the Prospectus (or in the case of book-entry securities, the Automated Tender Offer Program ("ATOP") of the Book-Entry Transfer Facility (as defined below)) is to be used by the holders of the Old Securities to accept the Exchange Offer and contains instructions with respect to the delivery of certificates for Old Securities tendered in connection therewith.

     The Exchange Offer shall expire at 5:00 p.m., New York City time, on
          , 2004 or on such subsequent date or time to which the Issuers may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Issuers expressly reserve the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (promptly confirmed in writing) or written notice to you before 9:00 a.m., New York City time, on the business day following the previously scheduled Expiration Date.

     The Issuers expressly reserve the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Securities not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the caption "The Exchange
Offer -- Conditions to the Exchange Offer." The Issuers will give oral (promptly confirmed in writing) or written notice of any amendment, termination or nonacceptance to you as promptly as practicable.

     In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

     1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned "The Exchange Offer" or as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

     2. You will establish a book-entry account with respect to the Old Securities at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the Old Securities by causing the Book-Entry Transfer Facility to transfer such Old Securities into your account in accordance with the Book-Entry Transfer Facility's procedure for such transfer.

     3. You are to examine each of the Letters of Transmittal and certificates for Old Securities (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility) and any other documents delivered or mailed to you by or for holders of the Old Securities to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein; and (ii) the Old Securities have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has
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been improperly completed or executed or any of the certificates for Old
Securities are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be reasonably necessary or advisable to cause such irregularity to be corrected.

     4. With the approval of the President or any Vice President of the Issuers (such approval, if given orally, to be promptly confirmed in writing) or any other party designated in writing by such an officer, you are authorized to waive any irregularities in connection with any tender of Old Securities pursuant to the Exchange Offer.

     5. Tenders of Old Securities may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange
Offer -- Procedures for Tendering," and Old Securities shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

     Notwithstanding the provisions of this Section 5, Old Securities which the President or any Vice President of the Issuers shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be promptly confirmed in writing).

     6. You shall advise the Issuers with respect to any Old Securities received subsequent to the Expiration Date and accept its instructions with respect to disposition of such Old Securities.

     7. You shall accept tenders:

          (a) in cases where the Old Securities are registered in two or more names only if signed by all named holders;

          (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

          (c) from persons other than the registered holder of Old Securities, provided that customary transfer requirements, including payment of any applicable transfer taxes, are fulfilled.

     You shall accept partial tenders of Old Securities where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Old Securities to the registrar for split-up and return any untendered Old Securities to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

     8. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Issuers will notify you (such notice, if given orally, to be promptly confirmed in writing) of their acceptance, promptly after the Expiration Date, of all Old Securities properly tendered and you, on behalf of the Issuers, will exchange such Old Securities for New Securities and cause such Old Securities to be cancelled. Delivery of New Securities will be made on behalf of the Issuers by you at the rate of $1,000 principal amount of New Securities for each $1,000 principal amount of the corresponding series of Old Securities tendered promptly after notice (such notice if given orally, to be promptly confirmed in writing) of acceptance of said Old Securities by the Issuers; provided, however, that in all cases, Old Securities tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Old Securities (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees and any other required documents. You shall issue New Securities only in denominations of $1,000 or any integral multiple thereof.

     9. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Old Securities tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

     10. The Issuers shall not be required to exchange any Old Securities tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Issuers not to exchange any Old Securities tendered shall be given (if given orally, to be promptly confirmed in writing) by the Issuers to you.

     11. If, pursuant to the Exchange Offer, the Issuers do not accept for exchange all or part of the Old Securities tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer -- Conditions to the Exchange Offer" or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Old Securities (or effect

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appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.

     12. All certificates for reissued Old Securities, unaccepted Old Securities or for New Securities shall be forwarded by first-class mail.

     13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

     14. As Exchange Agent hereunder you:

          (a) shall not be liable for any action or omission to act unless the same constitutes your own gross negligence, willful misconduct or bad faith, and in no event shall you be liable to a securityholder, the Issuers or any third party for special, indirect or consequential damages, or lost profits, arising in connection with this Agreement.

          (b) shall have no duties or obligations other than those specifically set forth herein or as may be subsequently agreed to in writing between you and the Issuers;

          (c) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Old Securities represented thereby deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;

          (d) shall not be obligated to take any legal action hereunder which might in your judgment involve any expense or liability, unless you shall have been furnished with indemnity satisfactory to you;

          (e) may conclusively rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and believed by you to be genuine and to have been signed or presented by the proper person or persons;

          (f) may act upon any tender, statement, request, document, agreement, certificate or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or presented by the proper person or persons;

          (g) may conclusively rely on and shall be protected in acting upon written or oral instructions from any authorized officer of the Issuers;

          (h) may consult with counsel of your selection with respect to any questions relating to your duties and responsibilities and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or opinion of such counsel; and

          (i) shall not advise any person tendering Old Securities pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Old Securities.

     15. You shall take such action as may from time to time be requested by the Issuers (and such other action as you may deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery (as defined in the Prospectus) or such other forms as may be approved from time to time by the Issuers, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Issuers will furnish you with copies of such documents on your request. All other requests for information relating to the Exchange Offer shall be directed to the Issuers, Attention:
Chief Financial Officer.

     16. You shall advise by facsimile transmission Jon S. Bennett, the Chief Financial Officer and Vice President of the Issuers (at the facsimile number
(219) 977-7811) and Liza B. Larky of Dykema Gossett PLLC (at the facsimile number (734) 214-7696) and such other person or persons as the Issuers may request, daily (and more frequently during the week immediately preceding the Expiration Date if requested) up to and including the Expiration Date, as to the number of Old Securities which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received.

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In addition, you will also inform, and cooperate in making available to, the
Issuers or any such other person or persons upon oral request made from time to time prior to the Expiration Date of such other information as they may reasonably request. Such cooperation shall include, without limitation, the granting by you to the Issuers and such person as the Issuers may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Issuers shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Old Securities tendered, the aggregate principal amount of Old Securities accepted and deliver said list to the Issuers.

     17. Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date and, after the expiration of the Exchange Offer, the time, of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Issuers.

     18. For services rendered as Exchange Agent hereunder, you shall be entitled to such compensation as set forth on Schedule I attached hereto. The provisions of this section shall survive the termination of this Agreement.

     19. You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to your duties, liabilities and indemnification as Exchange Agent.

     20. The Issuers covenant and agree to fully indemnify and hold you harmless against any and all loss, liability, cost or expense, including attorneys' fees and expenses, incurred without gross negligence, willful misconduct or bad faith on your part, arising out of or in connection with any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Old Securities believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Old Securities. In each case, the Issuers shall be notified by you, by letter or facsimile transmission, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or shall have been served with a summons in connection therewith. The Issuers shall be entitled to participate at their own expense in the defense of any such claim or other action and, if the Issuers so elect, the Issuers shall assume the defense of any suit brought to enforce any such claim. In the event that the Issuers shall assume the defense of any such suit, the Issuers shall not be liable for the fees and expenses of any additional counsel thereafter retained by you, so long as the Issuers shall retain counsel satisfactory to you to defend such suit, and so long as you have not determined, in your reasonable judgment, that a conflict of interest exists between you and the Issuers. The provisions of this section shall survive the termination of this Agreement.

     21. You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service.

     22. You shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Old Securities, the Issuers' check in the amount of all transfer taxes so payable; provided, however, that you shall reimburse the Issuers for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

     23. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

     24. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.

     25. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

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     26. This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

     27. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

        If to the Issuers:

          The Majestic Star Casino, LLC
          The Majestic Star Casino Capital Corp.
          301 Fremont Street
          Las Vegas, Nevada 89101
          Facsimile: (702) 382-5562
          Attention: Chief Financial Officer

        If to the Exchange Agent:

          The Bank of New York
          101 Barclay Street
          Floor 21 West New York,
          New York 10286

          Facsimile: (212) 815-5915
          Attention: Corporate Trust Administration

     28. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Sections 18 and 20 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Issuers any certificates for Securities, funds or property then held by you as Exchange Agent under this Agreement.

     29. This Agreement shall be binding and effective as of the date hereof.

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     Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

                                         THE MAJESTIC STAR CASINO, LLC

                                         By:
                                         ---------------------------------------
                                         Name:
                                         ---------------------------------------
                                         Title:
                                         ---------------------------------------

                                         THE MAJESTIC STAR CASINO CAPITAL CORP.

                                         By:
                                         ---------------------------------------
                                         Name:
                                         ---------------------------------------
                                         Title:
                                         ---------------------------------------

Accepted as of the date
  first above written:

THE BANK OF NEW YORK, as Exchange Agent

By
-----------------------------------------------------------
   Name:
   Title:

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                                   SCHEDULE I

                        COMPENSATION OF EXCHANGE AGENT:
                   [$5,000] PLUS $500 PER EXTENSION OF OFFER
                PLUS OUT-OF POCKET EXPENSES, INCLUDING, WITHOUT
                      LIMITATION, LEGAL FEES AND EXPENSES.

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